Exhibit 23.3

1706, One Exchange Square, 8 Connaught Place, Hong Kong Tel: 852 2191 7566 Fax: 852 2191 7995 www.forst.com

May 27, 2022

Prenetics Global Limited

Unit 701-706, K11 Atelier King’s Road

728 King’s Road, Quarry Bay

Hong Kong

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We, Frost & Sullivan International Limited, understand that Prenetics Global Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with an offering of the Company’s securities by the selling shareholders named therein (the “Offering”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and their respective subsidiaries and affiliates, and (v) in other publicity materials in connection with the Offering.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan International Limited

/s/ Charles Lau
Name: Charles Lau
Title: Consulting Director